EXHIBIT (p)(4)

ARMORED WOLF, LLC

Personal Investment and Trading Policy,
Statement on Insider Trading
and
Code of Ethics

This Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”) of Armored Wolf, LLC (“AW”) is adopted voluntarily by AW.   The Code sets forth the standards of business conduct required by AW of their supervised persons and requires those supervised persons to comply with the federal securities laws.

Standards of Business Conduct

AW seeks to foster and maintain a reputation for honesty, integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in AW by our clients is something we value and endeavor to protect.  To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the federal securities laws and the fiduciary duties owed to our clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients.  Our clients’ interests are paramount and come before our personal interests.  Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our clients.  This means that each must render disinterested advice, protect client assets (including nonpublic information about a client or a client account) and act always in the best interest of our clients.  We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of AW must not:

•

employ any device, scheme or artifice to defraud a client;

•

make to a client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•

engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a client;

•

engage in any manipulative practice with respect to a client;

•

use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client by, for example, front-running the client;

•

execute trades from their homes or outside the offices of AW without appropriate controls; or

•

conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

To ensure compliance with these restrictions and the federal securities laws, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in the Employee Handbook.  However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law,” but also with the spirit of the law, and this Code.

Should you have any doubt as to whether this Code applies to you, or any questions concerning compliance with the Code, you should contact AW’s Chief Legal Officer, Mohan V. Phansalkar.

I.

DEFINITIONS

A.

Access Person.  The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; or (2) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic; (ii) all of the directors, officers or partners of AW and (iii) any other person, including any consultant, who the Chief Legal Officer determines to be an Access Person.  By way of example, Access Persons include, but are not limited to, portfolio management personnel and research analysts, and other persons who communicate with investors about portfolio holdings information and securities recommendations to clients.  Administrative, technical, and clerical personnel, or consultants to AW may also be Access Persons if their functions or duties provide them with access to nonpublic information on Client portfolio holdings and securities recommendations.

Generally, all employees of AW are deemed to be Access Persons.  Absent a written notice from the Chief Legal Officer confirming that an employee is not an Access Person, each employee must comply with all requirements applicable to Access Persons.

B.

AW.  The term “AW” means Armored Wolf, LLC an investment adviser.

C.

Advisers Act.  The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

D.

Automatic Investment Plan.  An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.

Beneficial Ownership.  You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in such Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) you have the power to dispose, or direct the disposition of, such Security.  Under this Code, you are generally presumed to have Beneficial Ownership of any Security which is owned by members of your “Immediate Family” who share the same household as you.  The term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship, any of whom are economically dependent on you, or your spouse.  If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Legal Officer.

F.

Chief Legal Officer.  The “Chief Legal Officer” is Mohan V. Phansalkar.

G.

Client.  The term “Client” means any investment entity or account advised or managed by AW, including any Funds.

H.

Commission.  The term “Commission” means the U.S. Securities and Exchange Commission.

I.

Exchange Act.  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

J.

Federal Securities Laws.  The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

K.

Fund(s). The term “Fund(s)” means any private investment fund(s) for which AW acts as investment manager.

L.

Initial Public Offering.  The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

M.

Investment Company Act.  The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

N.

Limited Offering.  The term “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

O.

Non-Reportable Securities.  The term “Non-Reportable Securities” means:  (i) bank savings or checking account; (ii) bankers’ acceptances, bank certificates of deposit, and (iii) shares issued by money market funds.

P.

Pecuniary Interest.  You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle:  (i) ordinarily, you will be deemed to have a Pecuniary Interest in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a Pecuniary Interest in all Securities held by such partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a Pecuniary Interest in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; (v) if you are a member-manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by such limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family sharing the same household have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust.  If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Legal Officer.

Q.

Portfolio Position. The term “Portfolio Position” means a corporation, partnership, limited liability company or any other entity in which a Client has an investment in Securities.

R.

Portfolio Manager.  The term “Portfolio Manager” means any Access Person who (i) makes or participates in the making of decisions regarding the purchase or sale of Securities for a Client or (ii ) has a job description or title  (such as “research analyst” or “trader”) indicating that the making or participating in the making of decisions regarding the purchase or sale of Securities for a Client is a component of his or her regular functions or duties.

S.

Registered Fund.  The term “Registered Fund” means an investment company registered under the Investment Company Act.

T.

Reportable Security.  The term “Reportable Security” includes all Securities other than Non-Reportable Securities.

U.

Restricted List. The term “Restricted List” shall include (i) the name of all then-current Portfolio Positions, and (ii) the name of any company as to which one or more individuals at AW may have material, non-public information.

V.

Securities Act.  The term “Securities Act” means the Securities Act of 1933, as amended.

W.

Security.  The term “Security” for purposes of this Code, means the following:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.  Any securities-based swap agreement also will be considered a Security for purposes of this Code. “Security” also includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company). “Securities” also include Commodities, futures and options traded on a commodities exchange, including currency futures, spot currency or a forward currency contract and any exchange traded funds.

X.

Supervised Person.  The term “Supervised Person” means (i) any partner or officer of AW, or other person occupying a similar status or performing similar function; (ii) any employee of AW; and (iii) any other persons who provide advice on behalf of AW and are subject to AW’s supervision and control.  Independent contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

II.

PERSONAL INVESTMENT AND TRADING POLICY

A.

General Statement

AW has developed the following policies and procedures relating to personal trading in Securities and the reporting of personal trading in Securities in order to ensure that each Supervised Person and Access Person satisfies the requirements of this Code.

B.

Requirements of this Code

1.

Duty to Comply with Applicable Laws.

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by AW to its Clients (including investors in the Funds), and this Code.

2.

Duty to Report Violations.

Each Supervised Person is required by law to promptly notify the Chief Legal Officer (or the CEO, if the Chief Legal Officer is not immediately available or may be involved in a violation of the Code) in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Code.  If a Supervised Person knows or has reason to believe that the Chief Legal Officer has violated any provision of this Code, such Supervised Person must promptly notify AW’s CEO, and is not required to so notify the Chief Legal Officer.

AW is committed to fostering a culture of compliance.  AW therefore urges you to contact the Chief Legal Officer if you believe you have any reason to do so.  You will not be penalized and your status at AW will not be jeopardized by communicating with the Chief Legal Officer.  Reports of violations or suspected violations also may be submitted anonymously to the Chief Legal Officer.  Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

3.

Duty to Provide Copy of the Code of Ethics and Related Certification.

AW shall provide all Supervised Persons with a copy of this Code and all subsequent amendments hereto.  All Supervised Persons must in turn provide written acknowledgement to the Chief Legal Officer of their initial receipt and review of this Code, their annual review of this Code and their receipt and review of any subsequent amendments to this Code.

C.

Restrictions on Access Persons Trading in Securities

1.

Prohibition on Transactions in Securities of Issuers on the Restricted List

No Access Person may engage in a transaction in any Security of any Portfolio Position that is on the Restricted List.  If an Access Person has Beneficial Ownership of a Security which is or becomes a Portfolio Position that is placed on the Restricted List, then that person may not engage in a transaction in such Security until the Portfolio Position is removed from the Restricted List, or preclearance to trade such Security is obtained from the Chief Legal Officer, Chief Executive Officer or Chief Risk Officer in the form attached as Appendix I.  A Portfolio Position will be removed from the Restricted List seven (7) calendar days after the Portfolio Position has been liquidated in all Client accounts.  A Security on the Restricted List due to the possession of material inside information (See V below) will be removed from the

Restricted List seven (7) calendar days after the time that a Supervised Person is no longer in possession of material, nonpublic information.  Access Persons who fail to comply with this policy will be subject to sanctions, including disgorgement of profits, withholding of bonuses or possibly termination.

2.

Preapproval Requirements for Access Persons for IPO and Limited Offering Transactions.

Access Persons may not acquire Beneficial Ownership of any Securities issued as part of an IPO or a Limited Offering, absent prior written approval of the Chief Legal Officer, Chief Executive Officer, Chief Risk Officer or the Chief Legal Officer’s designee.   Any request for pre-approval must be in writing and include the name of the issuer of the securities, the type of securities, the amount or quantity to be bought or sold, the broker through which the transaction will be effected (if applicable) and identify whether the security will be acquired as part of an IPO or a Limited Offering.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with AW.  A transaction for an Access Person’s account may be disapproved if it is determined by the Chief Legal Officer, Chief Executive Officer or Chief Risk Officer that the transaction is in conflict with, or appears to be in conflict with this Code.  Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours or within such time period as determined to be appropriate by the Chief Legal Officer, Chief Executive Officer or Chief Risk Officer.  An Access Person who has been authorized to acquire Beneficial Ownership of such Securities must disclose their ownership interest if involved in considering an investment in such Securities for a Client.

3.

Open Order Rule.

No Access Person may directly or indirectly acquire or dispose of Beneficial Ownership in any Reportable Security which requires preclearance on a day during which any Client account has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade, until the Client account’s order is executed or withdrawn.

4.

Black-Out Rule.

No Portfolio Manager may directly or indirectly acquire or dispose of Beneficial Ownership in a Reportable Security within seven (7) calendar days before and after the portfolio(s) associated with the Portfolio Manager’s assigned duties trades in that security.  The seven (7) day period is exclusive of the execution date.  The Black-Out Rule applies to transactions in securities that are required to be precleared.

5.

Holding Period Rule.

All Access Persons must hold all Reportable Securities, including options, for no less than thirty (30) days, whether or not the purchase was an exempt transaction under any other provision of this Section II(C).  A first-in first-out accounting methodology will be applied for determining compliance with this holding rule.  The involuntary termination of a Reportable Security that was not volitional on the part of the applicable Access Person shall not be deemed a breach of this holding period requirement.

III.

REPORTING

A.

Securities Holdings and Transactions Reports

Access Persons must submit to AW’s compliance personnel periodic written reports identifying holdings and transactions in Reportable Securities and their Securities accounts for which the Access Person has Beneficial Ownership. The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws.  The reports are intended to identify conflicts of interest that could arise when an Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code.  AW is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily.  Please ask the Chief Legal Officer if you have questions about the holding and transaction reporting requirements described below.

In order to satisfy these reporting requirements, Access Person must cause each broker, dealer, bank or other institution that maintains an account over which the Access Person has Beneficial Ownership to provide to AW duplicate copies of brokerage statements and confirmations for all transactions in Reportable Securities executed for the accounts.  Due to the difficulty of obtaining duplicate brokerage statements from brokers on short notice to satisfy the Initial Holdings Report requirement set forth below, Access Persons may instead submit an Initial Holdings Report in the form attached hereto as Appendix II within 10 days of becoming an Access Person.  To the extent that a duplicate brokerage statement or confirmation lacks some of the information otherwise required to be reported on an Annual Holdings Report, each Access Person must submit a holdings or transaction report containing the missing information as a supplement to the brokerage statement or confirmation.  The Chief Legal Officer or his designee may send an email reminder to all Access Persons in advance of the due date for each Annual Holdings Report reminding Access Persons of their reporting obligations under the Code.

Failure to file a timely, accurate, and complete report is a serious breach of this Code.  If an Access Person is late in filing a report, or files a report that is misleading or incomplete, such Access Person may face sanctions including disgorgement of trading profits, fines, withholding of bonuses or termination of employment.

1.

Initial and Annual Holdings Report:  Within 10 days after becoming an Access Person and no later than February 14 of each year, each Access Person must submit to AW’s Chief Legal Officer an initial or annual holdings report based on information that is current as of a date not more than 45 days prior to such date.  The initial and each annual holdings report shall contain the following information:

(a)

The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you have Beneficial Ownership.

(b)

The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.  All Reportable Securities accounts must be identified.

(c)

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions to AW, unless AW indicates that the information is otherwise available to it.  The form of this statement is attached as Appendix III hereto.

(d)

The date you submitted the report.

2.

Quarterly Transaction Report:  Within 30 days after the end of each calendar quarter an Access Person must submit to AW’s Chief Legal Officer a transaction report covering all transactions in Reportable Securities other than those excepted from the reporting requirements which are not included on the duplicate brokerage account statements and confirmations being provided to AW.  Transaction reports shall require employees to provide the following information to the extent necessary:

(a)

The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security for which you have Beneficial Ownership which has not been otherwise reported to AW;

(b)

The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

(c)

The price at which the transaction in the Reportable Security was effected; and

(d)

The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

(e)

The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account in which any Reportable Securities were held during the quarter of which you have Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

(f)

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution that has established a new account over which you have direct or indirect influence or control during the past quarter to provide duplicate account statements and confirmations of all Securities transactions to AW, unless AW indicates that the information is otherwise available to it.  The form of this statement is attached as Appendix III hereto.

(g)

The date that you submitted the report.

3.

Exceptions to Reporting Requirements:  You are not required to submit holdings or transactions reports for any account over which you had no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by AW.  You must still identify the existence of the account in your list of accounts.  Transactions that override a pre-set schedules or allocations of an automatic investment plan, however, must be included in a quarterly transaction report.

B.

Review of Reports and Other Documents

At least quarterly, AW’s compliance personnel will promptly review each report submitted by Access Persons and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, documents concerning AW’s compliance personnel will be reviewed by the Chief Risk Officer. AW’s Chief Legal Officer and the CEO will consult as necessary in order to ensure the proper application of the code to Supervised Persons.

Review of submitted holding and transaction reports will include not only an assessment of whether the Access Person followed all required procedures of this Code, such as preclearance, but may also compare the personal trading to any Restricted List and periodically analyze the Access Person’s trading for patterns that may indicate abuse.

IV.

WAIVERS.

The Chief Legal Officer may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

V.

STATEMENT ON INSIDER TRADING

A.

Background

Insider trading - trading Securities while in possession of material, nonpublic information or improperly communicating such information to others - may expose a person to stringent penalties.  Criminal sanctions may include a fine of up to $5,000,000 and/or 20 years’ imprisonment.  The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry.  In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a federal inquiry occurs, AW views seriously any violation of the Statement on Insider Trading (the “Statement”).  Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems.  Supervised Persons should direct any questions relating to the Statement to the Chief Legal Officer.  A Supervised Person must also notify the Chief Legal Officer immediately (or the CEO, if the Chief Legal Officer is not available) if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B.

Statement of Firm Policy

1.

Buying or selling Securities on the basis of material nonpublic information is prohibited.  This would include purchasing or selling (i) for a  Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, or (ii) for the account of any Client.  If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” the person should consult the Chief Legal Officer.

2.

Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited.  Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel.  This would include any confidential discussions between an issuer and personnel of AW where material, nonpublic information was disclosed.  The Chief Legal Officer should be consulted if a question arises as to (i) who is privy to material, nonpublic information and (ii) whether information disclosed is material, non-public information.

3.

Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

4.

The following summarizes principles important to this Statement:

(a)

What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries.  Supervised Persons should direct any questions regarding the materiality of information to the Chief Legal Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Material information may also relate to the market for a Security.  Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b)

What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

5.

Identifying Insider Information

Before executing any trade for oneself or others, including any Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information.  If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

(a)

Immediately alert the Chief Legal Officer, the Chief Risk Officer (or the CEO, if the Chief Legal Officer is not immediately available), so that the applicable Security may be placed on the Restricted List, if appropriate.

(b)

Do not purchase or sell the Securities on his or her behalf or for others, including any Clients.

(c)

Do not communicate the information outside of AW, other than to the Chief Legal Officer.

The Chief Legal Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action AW should take.

6.

Contacts with Public Companies; Tender Offers

Contacts with public companies represent part of AW’s business and research efforts and AW may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information.  For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors.  In such situations, AW must make a judgment about its further conduct.  To protect oneself, Clients, and AW itself, a Supervised Person should immediately contact the Chief Legal Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities.  Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either.  Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.

Procedures to Implement Statement

1.

Responsibilities of Supervised Persons

(a)

All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur.  In this regard, all Supervised Persons are responsible for:

(i)

Reading, understanding and consenting to comply with the insider trading policies contained in this Statement.  (Supervised Persons will be required to sign an acknowledgment that they have read and understood their responsibilities under the Code);

(ii)

Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control, for any Client’s account, or in Securities for which they have material, nonpublic information;

(iii)

Not disclosing insider information obtained from any source whatsoever to inappropriate persons.  Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(iv)

Consulting the Chief Legal Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected; and

(v)

Advising the Chief Legal Officer of all outside activities, directorships, or major ownership (over 5%) in a public company.  No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee, officer or director, or owning over 5% of a public company without the prior written consent of the Chief Legal Officer.

2.

Security

In order to prevent accidental dissemination of material nonpublic information, personnel must adhere to the following guidelines.

(a)

Restrict access to files that may contain confidential information.

(b)

Refrain from discussing sensitive information in public areas.

(c)

Refrain from leaving confidential information on message devices.

(d)

Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

(e)

Ensure that faxes and e-mail messages containing sensitive information are properly sent and stored.

(f)

Do not allow passwords to be given to unauthorized personnel.

VI.

POLICY ON GIFTS

A.

You may not accept any gift or entertainment that is inappropriate under the circumstances (meaning in excess of $100), or inconsistent with applicable law or regulations, from any person or entity that does business, or desires to do business, with AW directly or on behalf of a Client.

B.

You may not give a gift or provide entertainment that is inappropriate under the circumstances (meaning in excess of $100), or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients.

C.

If a gift or entertainment would be embarrassing to you or AW if made public, you have an obligation to decline it.

VII.

COMPLIANCE

A.

Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code and that you have read and understood this Code.  A form for this purpose is attached to this Code as Appendix IV.

B.

Annual Certificate of Compliance

You are required to certify upon your becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code.  Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions as required hereunder during the prior year.  A form for this purpose is attached to this Code as Appendix V.

C.

Remedial Actions

If you violate this Code (including filing a late, inaccurate or incomplete holdings or transaction report), you shall be subject to remedial actions, which may include, but are not limited to, any one or more of the following:  (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be substantial); (5) suspension of employment (with or without pay); (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution.  If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

VIII.

RETENTION OF RECORDS

The Chief Legal Officer or his designee will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at AW’s principal place of business in an easily accessible but secure place for at least the first two years.

A.

A record of the names of persons who are currently, or within the past five years were, Access Persons of AW, subject to this Code during that period.

B.

The Annual Certificate of Compliance signed by all persons subject to this Code acknowledging receipt of copies of such Code and acknowledging they are subject to it and will comply with its terms.  All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C.

A copy of each Code that has been in effect at any time during the five year period.

D.

A copy of each report made by an Access Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

E.

A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when such violations were committed.

F.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted or the request is denied.

G.

A record of all reports made by the Chief Legal Officer related to this Code.

IX.

NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Legal Officer shall be considered delivered if given to the Chief Legal Officer.

X.

REVIEW.

This Code shall be reviewed by the Chief Legal Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to AW or Supervised Persons.  Supervised Persons are encouraged to contact the Chief Legal Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

XI.

EFFECTIVE DATE.

This Code will take effect on May 1, 2009.

Appendix I

ARMORED WOLF, LLC

PRECLEARANCE FORM FOR ACCESS PERSONS

In accordance with the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”), please preclear my trading in the following Securities: all accounts for which you make investment decisions (other than accounts of any Clients).

(1) Name of employee: ________________________________________________________________

(2) If different than #1, name of the person in whose name the account is held: _____________________________________Relationship of (2) to (1): _________________________

(3) Broker(s) at which Account is Maintained ______________________________________________

(4) Account Number(s): _______________________________________________________________

(5) Purchase or Sale of Security: Sale__________________________Purchase____________________

(6) Telephone number(s) of Broker: ______________________________________________________

(7) Security to be Precleared:

Name of Security* Symbol Quantity Value

1.

2.

*Including principal amount, if applicable.

(Attach separate sheet if necessary)

I certify that I have no material nonpublic information with respect to the Security I wish to purchase or sell pursuant to this request. I understand that the preclearance granted pursuant to this form is only good for the date granted.

Signature:_________________________________

Print Name:________________________________

Date:_____________________________________

Preclearance Granted:

Signature:__________________________________

Print Name:_________________________________

Date:______________________________________

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Appendix II

ARMORED WOLF, LLC
INITIAL REPORT OF ACCESS PERSONS

PERSONAL SECURITIES ACCOUNTS AND HOLDINGS

In accordance with the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”), please provide the name of any broker, dealer, bank or other institution with which you maintain an account in which any Securities Interests (including Non-Reportable Securities) are held for your direct or indirect Beneficial Ownership. Please only include all accounts for which you make investment decisions (other than accounts of any Clients).

Also please provide a list of Reportable Securities in which you or any account in which you have a Pecuniary Interest has a Beneficial Interest.  This includes not only Securities held by brokers, but also Securities held at home, in safe deposit boxes or by an issuer. Please include Reportable Securities in all accounts for which you make investment decisions (other than accounts of any Clients).

(1)	Name of employee:	_____________________
(2)	If different than #1, name of the person in whose name the account is held:	_____________________
(3)	Relationship of (2) to (1):	_____________________

Note:  If you have a brokerage account statement that requires all required information regarding your accounts in one document, you may satisfy the initial or annual holdings requirement by virtue of attaching that statement to this report. If you do not have such a consolidated statement, please list all required information on this form (attaching a separate sheet if necessary).

(4)	Broker(s) at which Account is Maintained	_____________________ _____________________ _____________________ _____________________
(5)	Account Number(s):	_____________________ _____________________ _____________________ _____________________

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(6)	Telephone number(s) of Broker:		_____________________ _____________________ _____________________
(7)

For each account, attach you most recent account statement listing Securities in that account.  This information must be current as of a date no more than 45 days before this report is submitted.

Note:  If you have a brokerage account statement that requires all required information regarding your Reportable Securities in one document, you may satisfy the initial or annual holdings requirement by virtue of attaching that statement to this report.  If you do no have such a consolidated statement, please list all required information on this form (attaching a separate sheet if necessary).

	Name of Security*	Symbol	Quantity	Value
1.
2.
3.
4.
5.

*Including principal amount, if applicable.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) contain all information regarding my Securities accounts and Reportable Securities that I am required to report, as set forth in the Code.
I also certify that I have caused duplicate confirms and duplicate statements to be sent to the Chief Legal Officer of ARMORED WOLF, LLC for every brokerage account listed above that trades in Securities as defined in the Code.

Signature
Print Name
Date:

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Appendix III

ARMORED WOLF, LLC

LETTER OF DIRECTION

[Name of broker, bank, dealer or other institution]

[Address of broker, bank, dealer or other institution]

Re:

Notification of Account Approval

Dear Ladies and Gentleman:

We are providing this letter to you at the request of  _____________________________, (the “Employee”), who is employed by or otherwise associated with ARMORED WOLF, LLC and who holds the account(s) listed below with your firm.   Please accept this letter as confirmation that we are aware of and have authorized the Employee to maintain such account(s).

Account Name	Account Number

By his or her signature below, Employee hereby requests that you forward duplicate monthly account statements and trade confirmations relating to the account(s) listed above to the following address:

ARMORED WOLF, LLC

18111 Von Karman Avenue, Suite #525

Irvine, California 92612

Attention: AW’s Compliance personnel

Signature of Employee: _____________________________________________________________________

Please direct any questions or comments you may have to my attention. I can be reached at 949 333-7032.  Thank you for your cooperation.

Sincerely yours,

AW’s Chief Legal Officer

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Appendix IV

ARMORED WOLF, LLC

ACKNOWLEDGMENT AND CERTIFICATION

PERSONAL INVESTMENT AND TRADING POLICY
STATEMENT ON INSIDER TRADING
AND
CODE OF ETHICS

I hereby certify to Armored Wolf, LLC (“AW”) that

(1)

I have received and reviewed AW’s Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”);

(2)

To the extent I had questions regarding any policy or procedure contained in the Code, I received satisfactory answers to those questions from appropriate AW personnel;

(3)

I fully understand the policies and procedures contained in the Code;

(4)

I understand and acknowledge that I am subject to the Code;

(5)

I will comply with the policies and procedures contained in the Code at all times during my association with AW, and agree that this Code will continue to apply to me subsequent to the termination of my association with AW in connection with:  (1) transactions in Securities (as defined in the Code) with respect to which I possess material, nonpublic information that I obtained while I was associated with AW and (2) transactions in Securities initiated, but not completed, prior to the termination of my association with AW; and

(6)

I understand and acknowledge that if I violate any provision of the Code, I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine (which may be substantial); (d) demotion (which may be substantial); (e) suspension of employment (with or without pay); (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution.1  If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

Date:	Signature
Print Name

1

The antifraud provisions of the United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic Securities markets.  In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the Commission to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

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Appendix V

ARMORED WOLF, LLC

ANNUAL CERTIFICATION OF COMPLIANCE

I hereby certify that I have complied with all of the requirements of the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”), for the year ended December 31, 201__.  Pursuant to the Code, if I am an Access Person, I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the Code, except as follows (if no exceptions apply, please initial here ________; if exceptions apply, please describe below.  I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

Date:	Signature
Print Name

18953129.5 .. BUSINESS

Endnotes